Exhibit (h)(27)

EXPENSE REIMBURSEMENT AGREEMENT

EXPENSE REIMBURSEMENT AGREEMENT, by and between Ivy Investment Management Company (“IICO”), Ivy Funds Distributor, Inc. (“IFDI”) and Waddell & Reed Services Company, doing business as WI Services Company (“WISC”) and Ivy Funds, on behalf of its series designated Ivy Global Income Allocation Fund (the “Fund”).

WHEREAS, Ivy Funds, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-ended management investment company of the series type, and the Fund is a series of Ivy Funds; and

WHEREAS, Ivy Funds, IICO, IFDI and WISC have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of Class A, Class B, Class C, Class I and Class Y of the Fund at a level below the level to which the expenses of Class A, Class B, Class C, Class I and Class Y may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

1.1	Applicable Reimbursement Level and Term of Reimbursement. For the period from June 4, 2012 through July 31, 2013, IICO, IFDI and/or WISC agrees to reimburse sufficient management fees, 12b-1fees and/or shareholder servicing fees to cap the expenses of Class A, Class B, Class C, Class I and Class Y of the Fund at the level set forth below in the following table (the “Reimbursement Amount”):

Class A	Class B	Class C	Class I	Class Y
1.35%	2.30%	2.02%	.91%	1.17%

1.2	Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Fund, on behalf of the applicable Class of shares, may offset the appropriate Reimbursement Amount against the management fees, 12b-1 fees and/or shareholder servicing fees payable under the Investment Management Agreement, 12b-1 Plan and/or the Shareholder Servicing Agreement. Alternatively, the Reimbursement Amount shall be reimbursed to the Fund quarterly by IICO, IFDI and/or WISC within the first 10 days of each calendar quarter.

2.	Termination and Effectiveness of Agreement.

2.1	Termination. This Agreement shall terminate with respect to the applicable Class of shares of the Fund upon termination of the Fund’s Investment Management Agreement, 12b-1 Plan and/or the Shareholder Servicing Agreement or on July 31, 2013, whichever comes first.

3.	Miscellaneous.

3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2	Interpretation. Nothing contained herein shall be deemed to require Ivy Funds or the Fund to take any action contrary to the Ivy Funds’ Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of Ivy Funds of its responsibility for and control of the conduct of the affairs of Ivy Funds or the Fund.

3.3	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fees, the 12b-1 Plan and/or shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart or otherwise derived from the terms and provisions of the Investment Management Agreement, 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of May 22, 2012.

WADDELL & REED SERVICES COMPANY (dba WI SERVICES COMPANY		IVY FUNDS, on behalf of its series, IVY GLOBAL INCOME ALLOCATION FUND

By:	/s/ Michael D. Strohm	By:	/s/ Mara Herrington
	Michael D. Strohm, President		Mara D. Herrington, Vice President

IVY FUNDS DISTRIBUTOR, INC. COMPANY		IVY INVESTMENT MANAGEMENT

By:	/s/ Thomas W. Butch	By:	/s/ Henry J. Herrmann
	Thomas W. Butch, President		Henry J. Herrmann, President